UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 5, 2022

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9490 NeoGenomics Way,	Fort Myers,	Florida	33912
(Address of principal executive offices)			(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Recommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dr. Clive Morris Retirement
On May 5, 2022, Dr. Clive D. Morris, NeoGenomics, Inc.’s (the “Company”) current President of Inivata, informed the Company of his intention to retire from his role effective June 30, 2022. At this time, the terms of Mr. Morris’s settlement agreement with the Company have not been determined. The Company will file an amendment to this Current Report on Form 8-K disclosing any such additional information if and when it has been determined.
Vishal Sikri Appointment
On May 9, 2022, the Company announced that Vishal Sikri, age 46, was appointed President and Chief Commercial Officer, Inivata Division, of the Company, effective May 23, 2022 (the “Effective Date”). Prior to joining the Company, from July 2021 to May 2022, Mr. Sikri served as President of Oncology for Invitae Corp., a biotechnology company specializing in genetic diagnostics testing, and from February 2021 to May 2022, he served as Senior Vice President of Oncology Product Strategy and Management. Prior to Invitae, Mr. Sikri spent four years with Biocartis, a commercial stage molecular diagnostics company, serving as U.S. General Manager from April 2017 to February 2021. Mr. Sikri also served as Vice President of Commercial Operations for Sysmex Inostics, a biotechnology company specializing in blood-based cell-free tumor DNA oncology testing services, from January 2007 to May 2010. Prior to Sysmex Inostics, Mr. Sikri served as Senior Product Specialist for Abbott Laboratories, an American multinational medical devices and health care company, from December 1999 to October 2005, and as Product Manager for Abbott Laboratories from October 2005 to January 2007. Mr. Sikri received a B.S. from Beloit College, an M.S. from the University of Wisconsin-Madison, and an M.B.A. from Loyola University of Chicago – Graduate School of Business.
In connection with this new role, the Company and Mr. Sikri entered into a standard executive officer Employment Agreement (the “Employment Agreement”) which provides that Mr. Sikri’s base salary will be $510,000 per year, with annual review and adjustment at the discretion of the Board of Directors of the Company (the “Board”) or the Culture and Compensation Committee of the Board (the “Compensation Committee”), and an annual incentive bonus of 50% of annual salary based on the achievement of the Company’s corporate objectives and Mr. Sikri’s individual objectives, in each case, as established by the Board or the Compensation Committee; provided, however, that subject to the foregoing, Mr. Sikri’s annual bonus for the Company’s 2022 fiscal year will be $255,000. Mr. Sikri will also receive a $500,000 sign-on bonus within 30 days following the Effective Date. In addition, Mr. Sikri will be eligible for a new hire equity grant valued at $1,055,000.
Mr. Sikri is eligible to participate in the benefit plans and programs generally available to the Company’s employees, except to the extent such plans are duplicative of other benefits otherwise provided to executive officers. Mr. Sikri will also be entitled to reimbursement of all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions set by the Company from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. If Mr. Sikri is terminated without cause or if Mr. Sikri terminates his employment for good reason, other than any such termination occurring during a change in control of the Company, the Company agrees to provide to Mr. Sikri as severance: (i) an amount equal to one times his base salary, (ii) an amount equal to one times his target bonus, (iii) reimbursement of premiums to continue health care benefits coverage under COBRA for the 12 months following the date of Mr. Sikri’s termination and (iv) accelerated vesting for time-based equity awards granted under the Company’s Amended and Restated Equity Incentive Plan that would have vested within 12 months of the termination date.
The summary of the Employment Agreement set forth above does not purport to be a complete statement of the terms of such document. The summary is qualified in its entirety by reference to the full text of the Employment Agreement, a form of which was filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on February 25, 2022.
Mr. Sikri does not have any family relationships with any of the Company’s other officers or directors.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

	99.1	Press Release of NeoGenomics, Inc. dated May 9, 2022.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ William B. Bonello
Name:	William B. Bonello
Title:	Chief Financial Officer
Date:	May 11, 2022